Exhibit 5.1

HUNTON & WILLIAMS LLP ONE BANK OF AMERICA PLAZA SUITE 1400 421 FAYETTEVILLE STREET RALEIGH, NORTH CAROLINA 27601 TEL 919 • 899 • 3000 FAX 919 • 833 • 6352

October 25, 2013
Board of Trustees
LaSalle Hotel Properties
3 Bethesda Metro Center, Suite 1200
Bethesda, Maryland 20814

Re: Issuance of 7,705,000 Common Shares
Gentlemen:
We have served as special counsel for LaSalle Hotel Properties, a Maryland real estate investment trust (the “Company”), in connection with the issuance and sale by the Company of 7,705,000 common shares of beneficial interest, par value $.01 per share, of the Company, which includes 1,005,000 shares purchased by the underwriters pursuant to the option set forth in Section 2(b) of the Underwriting Agreement (as defined below) (the “Shares”), pursuant to the terms of an Underwriting Agreement, dated October 21, 2013, by and among the Company, LaSalle Hotel Operating Partnership, L.P., a Delaware limited partnership, and Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. (the “Underwriting Agreement”). The Shares have been registered on a Registration Statement on Form S-3 (File No. 333-185081), which became effective upon filing with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on November 21, 2012 (the “Registration Statement”).
In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a)
the Articles of Amendment and Restatement of Declaration of Trust of the Company, together with all amendments and articles supplementary filed to date with respect thereto (the “Declaration of Trust”), as certified by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) as of May 17, 2013 and by the Secretary of the Company as of the date hereof;

ATLANTA AUSTIN BANGKOK BEIJING BRUSSELS CHARLOTTE DALLAS HOUSTON LONDON LOS ANGELES
McLEAN MIAMI NEW YORK NORFOLK RALEIGH RICHMOND SAN FRANCISCO TOKYO WASHINGTON
www.hunton.com

Board of Trustees
LaSalle Hotel Properties
October 25, 2013

(b)	the Company’s Third Amended and Restated Bylaws, as certified by the Secretary of the Company as of the date hereof;

(c)	the form of certificate representing the common shares of beneficial interest, as certified by the Secretary of the Company as of the date hereof;

(d)
copies of resolutions of the Board of Trustees of the Company (the “Board”), dated as of October 16, 2012 and October 15, 2013, and a copy of the unanimous written consent of the Special Pricing Committee of the Board dated October 21, 2013, relating to, among other things, the registration, issuance and sale of Shares (the “Resolutions”), as certified by the Secretary of the Company as of the date hereof;

(e)	the Registration Statement;

(f)
the Company’s prospectus related to the Registration Statement, dated October 21, 2013, as filed with the Commission on October 23, 2013, pursuant to Rule 424(b) under the Securities Act (including the documents incorporated or deemed to be incorporated by reference therein, the “Prospectus”);

(g)	an executed copy of the Underwriting Agreement;

(h)	an executed copy of the certificate of the Secretary of the Company, dated the date hereof, as to certain factual matters;

(i)	the certificate of the SDAT as to the due formation, existence and good standing of the Company in the State of Maryland dated October 21, 2013 (the “Good Standing Certificate”); and

(j)	such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.
For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect and enforceability thereof upon the Company.
Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

Board of Trustees
LaSalle Hotel Properties
October 25, 2013

1.	The Company is a real estate investment trust duly formed and validly existing and in good standing under the laws of the State of Maryland, with the requisite trust power to issue the Shares.

2.
The issuance of the Shares has been duly authorized and, when issued and delivered upon payment therefor in accordance with the Prospectus, the Resolutions and the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinion in paragraph 1 with respect to formation, existence and good standing of the Company in the State of Maryland is based solely on the Good Standing Certificate. In expressing the opinions above, we have assumed that the Shares will not be issued in violation of Article VII of the Declaration of Trust, as amended or supplemented as of the date hereof.
The foregoing opinions are limited to the Maryland REIT Law, as defined in Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities (or “blue sky”) laws, including the securities laws of the State of Maryland or any federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the Maryland REIT Law, we do not express any opinion on such matter.
This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.
This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP